EXHIBIT 99.1

The CATO Corporation

                                           NEWS RELEASE

FOR IMMEDIATE RELEASE

                        CEO Approval ________

For Further Information Contact:

            John R. Howe

            Executive Vice President

            Chief Financial Officer

            704-551-7315

CATO REPORTS 2Q EPS OF $.59, DOWN 3%

Provides Second Half Guidance

Charlotte, NC (August 16, 2012) – The Cato Corporation (NYSE: CATO) today reported net income of $17.3 million or $.59 per diluted share for the second quarter ended July 28, 2012, compared to net income of $18.1 million or $.61 per diluted share for the second quarter ended July 30, 2011.  Net income decreased 4% and earnings per diluted share decreased 3% from the prior year.  Sales for the second quarter ended July 28, 2012 were $231.5 million, down 1% from sales of $234.1 million last year.  Second quarter same-store sales decreased 4%.

For the six months ended July 28, 2012, the Company earned net income of $49.1 million or $1.68 per diluted share, compared with net income of $48.6 million or $1.65 per diluted share for the six months ended July 30, 2011, a 1% increase in net income and a 2% increase in earnings per diluted share.  Sales for the first half were $504.2 million, flat to the prior year’s first half sales of $505.0 million.  Same-store sales for the first half were down 3% from the prior year.

“As we have noted all year, same-store sales have been volatile and have been affected by our customers’ uncertainty regarding the country’s economic and political situation,” said John Cato, Chairman, President, and Chief Executive Officer.  “We expect this difficult environment to continue in the second half.  We expect earnings per diluted share for second half of the year will be within our original guidance range of $.50 to $.59.”

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Second quarter gross margin was 38.4% compared to 38.0% last year due primarily to better merchandise margins somewhat offset by higher store occupancy costs.  Second quarter SG&A costs as a percent of sales increased to 25.6% from 25.2% last year primarily as a result of a deleveraging of operating costs partially offset by lower insurance expense.  The effective tax rate for the quarter was 37.3% compared to 36.0% last year, primarily due to the elimination of the benefit of the Work Opportunity Tax Credit, which has not been renewed for 2012 by Congress as of the end of the quarter.

As noted above, based on year-to-date results and the Company’s original guidance for the second half, earnings per diluted share are expected to be within the adjusted range of $2.18 to $2.27 versus $2.21 last year, a decrease of 1% to an increase of 3%.  By quarter, earnings per diluted share are estimated to be in the range of $.12 to $.17 versus $.21 last year for the third quarter and $.38 to $.42 versus $.35 last year for the fourth quarter.  Comparable store sales for both the third and fourth quarters are estimated to be in the range of down 2% to flat.

The Company’s fourth quarter includes 14 weeks compared to 13 weeks in 2011 and the fiscal year includes 53 weeks compared to 52 weeks in 2011.  Earnings guidance for both the fourth quarter and year reflects the impact of the additional week.

During the first half, the Company opened 12 new stores, relocated five stores and closed five stores.  The Company now expects to open 38 stores during 2012.  As of July 28, 2012, The Cato Corporation operated 1,295 stores in 31 states, compared to 1,285 stores in 31 states as of July 30, 2011.

The Cato Corporation is a leading specialty retailer of value-priced fashion apparel and accessories operating three concepts, “Cato”, “Versona” and “It’s Fashion”.  The Company’s Cato stores offer exclusive merchandise with fashion and quality comparable to mall specialty stores at low prices every day.  Versona is a unique fashion destination offering accessories and apparel including jewelry, handbags and shoes at exceptional prices every day.  It’s Fashion offers fashion with a focus on the latest trendy styles for the entire family at low prices every day.  Additional information on The Cato Corporation is available at www.catocorp.com.

Statements in this press release not historical in nature including, without limitation, statements regarding the Company’s expected or estimated financial results for the third quarter, fourth quarter and full year and any related assumptions, as well as the Company’s expected plans for full year store openings are considered “forward-looking” within the meaning of The Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based on current expectations that are subject to known and unknown risks, uncertainties and other factors that could cause actual results to differ materially from those contemplated by the forward-looking statements.  Such factors include, but are not limited to, the following: general economic conditions; competitive factors and pricing pressures; the Company’s ability to predict fashion trends; consumer apparel buying patterns; adverse weather conditions and inventory risks due to shifts in market demand and other factors discussed under “Risk Factors” in Part I, Item 1A of the Company’s most recently filed annual report on

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Form 10-K, as amended or supplemented, and in other reports the Company files with or furnishes to the SEC from time to time.  The Company does not undertake to publicly update or revise the forward-looking statements even if experience or future changes make it clear that the projected results expressed or implied therein will not be realized. The Company is not responsible for any changes made to this press release by wire or Internet services.

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THE CATO CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

FOR THE PERIODS ENDED JULY 28, 2012 AND JULY 30, 2011

(Dollars in thousands, except per share data)

	Quarter Ended				Six Months Ended

	July 28,	%	July 30,	%	July 28,	%	July 30,	%
	2012	Sales	2011	Sales	2012	Sales	2011	Sales

REVENUES
Retail sales	$231,450	100.0%	$234,077	100.0%	$504,240	100.0%	$505,010	100.0%
Other income (principally finance,
late fees and layaway charges)	2,613	1.1%	2,729	1.2%	5,167	1.0%	5,456	1.1%
Total revenues	234,063	101.1%	236,806	101.2%	509,407	101.0%	510,466	101.1%

GROSS MARGIN (Memo)	88,991	38.4%	88,921	38.0%	203,949	40.4%	201,449	39.9%

COSTS AND EXPENSES, NET
Cost of goods sold	142,459	61.6%	145,156	62.0%	300,291	59.6%	303,561	60.1%
Selling, general and administrative	59,220	25.6%	58,955	25.2%	120,575	23.9%	122,271	24.2%
Depreciation	5,742	2.5%	5,371	2.3%	11,513	2.3%	10,775	2.2%
Interest and other income	(985)	-0.4%	(949)	-0.4%	(1,891)	-0.4%	(1,906)	-0.4%

Cost and expenses, net	206,436	89.2%	208,533	89.1%	430,488	85.4%	434,701	86.1%

Income Before Income Taxes	27,627	11.9%	28,273	12.1%	78,919	15.6%	75,765	15.0%

Income Tax Expense	10,294	4.4%	10,170	4.4%	29,864	5.9%	27,141	5.4%

Net Income	$17,333	7.5%	$18,103	7.7%	$49,055	9.7%	$48,624	9.6%

Basic Earnings Per Share	$0.59		$0.61		$1.68		$1.65

Diluted Earnings Per Share	$0.59		$0.61		$1.68		$1.65

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THE CATO CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

	July 28,	July 30,	January 28
	2012	2011	2012
	(Unaudited)	(Unaudited)	(Unaudited)

ASSETS
Current Assets:
Cash and cash equivalents	$66,043	$77,376	$34,893
Short-term investments	211,390	190,533	205,771
Restricted cash	5,311	4,801	5,325
Accounts receivable - net	43,373	37,621	43,024
Merchandise inventories	107,034	117,225	130,382
Other current assets	7,695	7,077	9,737

Total Current Assets	440,846	434,633	429,132
Property and equipment – net	125,520	104,333	115,445

Other assets	7,016	9,434	6,512

TOTAL	$573,382	$548,400	$551,089

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:	$137,996	$154,912	$156,993

Noncurrent Liabilities	32,118	23,730	27,417

Stockholders' Equity	403,268	369,758	366,679

TOTAL	$573,382	$548,400	$551,089

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